                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                             _____________________


                                   FORM 11-K

                             _____________________


(Mark One)

                 [X]      ANNUAL REPORT PURSUANT TO SECTION 15(d)
                          OF THE SECURITIES EXCHANGE ACT OF 1934


For the fiscal year ended June 30, 1995


                                       OR

                 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


For the transition period from ________ to ________

Commission file number 1-3863

         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                  Harris Corporation Retirement Plan
                                  Harris Corporation Union Retirement Plan

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                  Harris Corporation
                                  1025 W. NASA Blvd.
                                  Melbourne, Florida 32919

                               HARRIS CORPORATION
                          RETIREMENT PLAN MASTER TRUST

                              Financial Statements
                         and Supplementary Information

                             June 30, 1995 and 1994

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Table of Contents

June 30, 1995 and 1994                                                  PAGE
----------------------------------------------------------------------------


INDEPENDENT AUDITOR'S REPORT                                              1


FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Plan Benefits                 2-5

   Statements of Changes in Net Assets Available for Plan Benefits      6-9

   Notes to Financial Statements                                      10-14



SUPPLEMENTARY INFORMATION:

   Schedule of Assets Held for Investment Purposes                    15-44

   Schedule of Assets Held for Investment Purposes Which Were Both
     Acquired and Disposed of Within the Plan Year                    45-47

   Transactions or Series of Transactions in Excess of Five Percent
   of the Current Value of Plan Assets
                                                                         48


















----------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT



Investment Committee
Harris Corporation Retirement Plan
Melbourne, Florida


We have audited the accompanying statement of net assets available for plan benefits of the Harris Corporation Retirement Plan Master Trust (the "Master Trust") as of June 30, 1995, and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Master Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits. The Master Trust's financial statements as of June 30, 1994 were audited by other auditors whose report dated September 30, 1994, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Master Trust at June 30, 1995, and the changes in its net assets available for plan benefits for the year then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules on pages 15 - 48 as of and for the year ended June 30, 1995 are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1995 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1995 financial statements taken as a whole.

BRAY, BECK & KOETTER

Melbourne, Florida
December 1, 1995





                                                                               1
--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Statements of Net Assets Available for Plan Benefits

June 30, 1995 and 1994

---------------------------------------------------------------------------------------------------------


                                                                 June 30, 1995
                                       ------------------------------------------------------------------
                                                                               Money           Equity
                                             Balanced        Short-Term        Market          Income
                                             Fund            Bond Fund         Fund             Fund
                                       -----------------     --------------------------- ----------------
ASSETS

INVESTMENTS (NOTE 3):
   U.S. Government securities               $170,520,771    $ 74,578,413    $ 11,378,698             -
   Corporate debt securities                  72,297,546      45,959,648            -                -
   Corporate preferred and
     common stock                            288,605,415            -               -         193,232,584
   Wells Fargo Bank Index Fund                88,461,719            -               -                -
   J.P.  Morgan commingled real
     estate fund                              26,304,218            -               -                -
   Participant loans                                -               -               -                -
   Unallocated insurance contracts                  -               -               -                -
                                          --------------  --------------   -------------   --------------
     Total investments                       646,189,669     120,538,061      11,378,698      193,232,584

RECEIVABLES:
   Employee contributions                        560,391            -               -                -
   Employer contributions                     23,191,104            -               -                -
   Securities sold                                  -               -               -                -
   Accrued interest and dividends              3,906,482       1,429,652          59,034             -
                                          --------------  --------------   -------------   --------------

     Total receivables                        27,657,977       1,429,652          59,034             -

CASH AND CASH EQUIVALENTS (NOTE 2)            39,459,880         555,457       2,587,164              555
                                          --------------  --------------   -------------   --------------

     Total assets                            713,307,526     122,523,170      14,024,896      193,233,139


LIABILITIES
Accrued expenses                                 288,550            -               -                -
Securities purchased                          10,186,939       3,011,302            -                -
                                          --------------  --------------   -------------   --------------

     Total liabilities                        10,475,489       3,011,302            -                -
                                          --------------  --------------   -------------   --------------

NET ASSETS AVAILABLE FOR PLAN
   BENEFITS                                 $702,832,037    $119,511,868    $ 14,024,896     $193,233,139
                                            ============    ============    ============     ============


See accompanying notes to financial statements.                                2
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------
   Equity            Stable                            Harris
   Index             Value             Growth          Corporation      Loan
    Fund             Fund              Fund            Stock Fund       Fund            Total
-------------------------------- ----------------     ------------------------------------------------



 $        -        $        -       $                 $       -        $       -        $  256,477,882
          -                 -                -                -                -           118,257,194

          -                 -          87,249,847        6,826,009             -           575,913,855
    90,306,925              -                -                -                -           178,768,644

          -                 -                -                -                -            26,304,218
          -                 -                -                -          38,789,231         38,789,231
          -          213,703,017             -                -                -           213,703,017
 -------------     -------------    -------------     ------------     ------------     --------------
    90,306,925       213,703,017       87,249,847        6,826,009       38,789,231      1,408,214,041


          -                 -                -                -                -               560,391
          -                 -                -                -                -            23,191,104
          -               78,743             -                -                -                78,743
       115,837         1,134,660              307              585             -             6,646,557
 -------------     -------------    -------------     ------------     ------------     --------------

       115,837         1,213,403              307              585             -            30,476,795

     1,116,311        10,612,606             -             355,626             -            54,687,599
 -------------     -------------    -------------     ------------     ------------     --------------

    91,539,073       225,529,026       87,250,154        7,182,220       38,789,231      1,493,378,435



       112,178              -                -                -                -               400,728
          -                 -                -                -                -            13,198,241
 -------------     -------------    -------------     ------------     ------------     --------------

       112,178              -                -                -                -            13,598,969
 -------------     -------------    -------------     ------------     ------------     --------------


 $  91,426,895     $ 225,529,026    $  87,250,154     $  7,182,220     $ 38,789,231     $1,479,779,466
 =============     =============    =============     ============     ============     ==============


Continued                                                                     3
-------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Statements of Net Assets Available for Plan Benefits

June 30, 1995 and 1994
-------------------------------------------------------------------------------

                                                                         June 30, 1994
                                                       --------------------------------------------------
                                                                               Money           Equity
                                              Balanced       Short-Term        Market          Income
                                              Fund           Bond Fund         Fund            Fund
                                            ------------    ------------    ------------     ------------
ASSETS

INVESTMENTS (NOTE 3):
   U.S. Government securities               $153,920,234    $ 64,508,208   $     990,447           -

   Corporate debt securities                  92,953,883      54,863,153       7,841,155           -
   Corporate preferred and
     common stock                            247,917,667          -               -           147,722,780
   Wells Fargo Bank Index Fund                69,256,443          -               -                -
   J.P.  Morgan commingled real
     estate fund                              24,448,259          -               -                -
   Participant loans                              -               -               -                -
   Unallocated insurance contracts                -               -               -                -
                                            ------------    ------------    ------------     ------------
     Total investments                       588,496,486     119,371,361       8,831,602      147,722,780

RECEIVABLES:
   Employee contributions                         -               -               -                -
   Employer contributions                     20,618,310          -               -                -
   Accrued interest and dividends              3,800,669       1,044,240          24,704           -
                                            ------------    ------------    ------------     ------------

     Total receivables                        24,418,979       1,044,240          24,704           -
CASH AND CASH EQUIVALENTS (NOTE 2)            36,048,370       4,274,456       2,302,836           -
                                            ------------    ------------    ------------     ------------

     Total assets                            648,963,835     124,690,057      11,159,142      147,722,780


LIABILITIES

Accrued expenses                                  -               -               -                -
Securities purchased                              -               -               -                -
                                            ------------    ------------    ------------     ------------

     Total liabilities                            -               -               -                -
                                            ------------    ------------    ------------     ------------
NET ASSETS AVAILABLE FOR PLAN
   BENEFITS                                 $648,963,835    $124,690,057    $ 11,159,142     $147,722,780
                                            ============    ============    ============     ============





See accompanying notes to financial statements.                               4
-------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
   Equity            Stable                            Harris
   Index             Value             Growth          Corporation      Loan
   Fund              Fund              Fund            Stock Fund       Fund             Total
 -------------      ------------     ------------     ------------     ------------      -------------

 $      -           $     -          $     -          $     -          $     -         $   219,418,889
        -                 -                -                -                -             155,658,191

        -                 -            71,237,273        2,001,242           -             468,878,962
    71,332,104            -                -                -                -             140,588,547

        -                 -                -                -                -              24,448,259
        -                 -                -                -            40,405,954         40,405,954
        -            194,629,252           -                -                -             194,629,252
 -------------      ------------     ------------     ------------     ------------      -------------
    71,332,104       194,629,252       71,237,273        2,001,242       40,405,954      1,244,028,054

        -                 -                -                -                -              20,618,310
        -                 -                -                -                -                  -
        -                 23,434           -                 1,919           -               4,894,966
 -------------      ------------     ------------     ------------     ------------      -------------
        -                 23,434           -                 1,919           -              25,513,276

             1         1,666,512           -                10,727           -              44,302,902
 -------------      ------------     ------------     ------------     ------------      -------------
    71,332,105       196,319,198       71,237,273        2,013,888       40,405,954      1,313,844,232


        -                 -                -                -                -                  -
        -                 -                -                -                -                  -
 -------------      ------------     ------------     ------------     ------------      -------------
        -                 -                -                -                -                  -
 -------------      ------------     ------------     ------------     ------------      -------------

 $  71,332,105      $196,319,198     $ 71,237,273    $   2,013,888     $ 40,405,954     $1,313,844,232
 =============      ============     ============    =============     ============     ==============





                                                                             5
------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Statements of Changes in Net Assets Available for Plan Benefits

Years Ended June 30, 1995 and 1994
------------------------------------------------------------------------------

                                                            Year Ended June 30, 1995
                                           --------------------------------------------------------------
                                                                               Money           Equity
                                             Balanced        Short-Term        Market          Income
                                             Fund            Bond Fund         Fund            Fund
                                           -------------    ------------    ------------     ------------
INCREASES:
   Investment income                       $  25,569,604  $    7,012,462 $       739,174     $ 13,990,071
   Cash contributions from Harris
     Corporation under profit-
     sharing program                          23,191,104            -               -                -
   Cash contributions under
     deferred income program:
         From Harris Corporation               8,491,441       4,455,084         537,288        5,981,839
         From plan participants               13,479,532       4,902,368         685,526        8,381,860
                                           -------------  --------------  --------------   --------------

                                              70,731,681      16,369,914       1,961,988       28,353,770

NET PARTICIPANTS' TRANSFERS
   BETWEEN FUNDS                             (34,399,458)    (12,746,004)      7,485,141       16,797,153

DECREASES:
   Benefits paid directly to
     participants                             42,203,741       8,246,654       2,179,275       12,618,623
   Transfers to trustees of other plans       15,180,189       2,545,914       4,364,823        5,948,064
   Administrative expenses                     2,475,185         327,274          29,475           57,946
                                           -------------    ------------    ------------     ------------

                                              59,859,115      11,119,842       6,573,573       18,624,633

NET (DEPRECIATION) APPRECIATION
   IN FAIR VALUE OF INVESTMENTS
   (NOTE 3)                                   77,395,094       2,317,743          (7,802)      18,984,069
                                           -------------    ------------    ------------     ------------

NET INCREASE (DECREASE) IN NET
   ASSETS AVAILABLE FOR PLAN
   BENEFITS                                   53,868,202      (5,178,189)      2,865,754       45,510,359

Net assets available for Plan benefits,
   at beginning of year                      648,963,835     124,690,057      11,159,142      147,722,780
                                           -------------    ------------    ------------     ------------

NET ASSETS AVAILABLE FOR PLAN
   BENEFITS, AT END OF YEAR                 $702,832,037    $119,511,868    $ 14,024,896     $193,233,139
                                            ============    ============    ============     ============





See accompanying notes to financial statements.                              6
------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
   Equity            Stable                            Harris
   Index             Value             Growth          Corporation      Loan
   Fund              Fund              Fund            Stock Fund       Fund             Total
 -------------      ------------     ------------     ------------     ------------      -------------
$    2,109,087    $   13,289,067   $      172,348   $      132,342   $    1,967,310  $      64,981,465


          -                 -                -                -                -            23,191,104


     3,306,796         5,561,009        4,175,144        2,872,061             -            35,380,662
     4,495,974         7,485,870        5,977,892        1,416,366             -            46,825,388
 -------------      ------------     ------------     ------------     ------------      -------------

     9,911,857        26,335,946       10,325,384        4,420,769        1,967,310        170,378,619

      (177,699)       28,278,556       (5,002,855)            -            (234,834)              -



     4,111,352        22,535,120        4,152,906          154,761        3,349,199         99,551,631
     1,779,917         2,582,952        2,294,962           86,487             -            34,783,308
        75,032           286,602           35,906               20             -             3,287,440
 -------------      ------------     ------------     ------------     ------------      -------------

     5,966,301        25,404,674        6,483,774          241,268        3,349,199        137,622,379



    16,326,933              -          17,174,126          988,831             -           133,178,994
 -------------      ------------     ------------     ------------     ------------      -------------

    20,094,790        29,209,828       16,012,881        5,168,332       (1,616,723)       165,935,234


    71,332,105       196,319,198       71,237,273        2,013,888       40,405,954      1,313,844,232
  ------------     -------------     ------------     ------------    -------------     --------------


  $ 91,426,895     $ 225,529,026     $ 87,250,154      $ 7,182,220     $ 38,789,231     $1,479,779,466
  ============     =============     ============      ===========     ============     ==============





Continued                                                                      7
--------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Statements of Changes in Net Assets Available for Plan Benefits

Years Ended June 30, 1995 and 1994


                                                            Year Ended June 30, 1994
                                         ---------------------------------------------------------------
                                                                               Money           Equity
                                             Balanced        Short-Term        Market          Income
                                             Fund            Bond Fund         Fund            Fund
                                         ---------------   -------------  --------------    -------------
INCREASES:
   Investment income                       $  23,873,300   $   7,358,542  $      297,280    $   4,528,658
   Cash contributions from Harris
     Corporation under profit-
     sharing program                          20,618,310          -               -                -
   Cash contributions from Harris
     Corporation and participants
     under deferred income program            26,534,131      12,413,194       1,058,110       13,671,898
                                            ------------    ------------  --------------     ------------

                                              71,025,741      19,771,736       1,355,390       18,200,556
NET PARTICIPANTS' TRANSFERS
   BETWEEN FUNDS                              (1,609,830)    (20,832,105)      3,239,086       15,417,076

DECREASES:
   Benefits paid directly to
     participants                             24,610,515       8,247,658         915,342        5,858,835
   Administrative expenses                     2,336,306         401,424           9,295           41,873
                                            ------------    ------------  --------------     ------------

                                              26,946,821       8,649,082         924,637        5,900,708
NET (DEPRECIATION) APPRECIATION
   IN FAIR VALUE OF INVESTMENTS
   (NOTE 3)                                  (10,790,866)     (5,669,782)         -             2,115,772
                                            ------------    ------------  --------------     ------------

NET INCREASE (DECREASE) IN NET
   ASSETS AVAILABLE FOR PLAN
   BENEFITS                                   31,678,224     (15,379,233)      3,669,839       29,832,696

Net assets available for Plan
   benefits, at beginning of year            617,285,611     140,069,290       7,489,303      117,890,084
                                            ------------    ------------  --------------     ------------

NET ASSETS AVAILABLE FOR PLAN
   BENEFITS, AT END OF YEAR                 $648,963,835    $124,690,057   $  11,159,142     $147,722,780
                                            ============    ============   =============     ============





See accompanying notes to financial statements.                               8
-------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
   Equity            Stable                            Harris
   Index             Value             Growth          Corporation      Loan
   Fund              Fund              Fund            Stock Fund       Fund             Total
 -------------      ------------     ------------     ------------     ------------      -------------
 $   2,002,631     $  12,531,062    $      70,277    $      20,224    $   2,352,520     $   53,034,494
        -                 -                -                -                -              20,618,310


     8,354,985        13,382,878       10,082,250        2,117,144           -              87,614,590
 -------------      ------------     ------------     ------------     ------------      -------------

    10,357,616        25,913,940       10,152,527        2,137,368        2,352,520        161,267,394

       (82,615)          (48,414)      (3,945,864)          -             7,862,666             -



     2,823,397        12,239,383        2,664,342           10,910        1,523,013         58,893,395
        75,194           254,795           30,245                1           -               3,149,133
 -------------      ------------     ------------     ------------     ------------      -------------

     2,898,591        12,494,178        2,694,587           10,911        1,523,013         62,042,528


    (1,215,549)           -            (2,537,938)        (112,569)          -             (18,210,932)
 -------------      ------------     ------------     ------------     ------------      -------------


     6,160,861        13,371,348          974,138        2,013,888        8,692,173         81,013,934


    65,171,244       182,947,850       70,263,135           -            31,713,781      1,232,830,298
 -------------      ------------     ------------     ------------     ------------      -------------


 $  71,332,105      $196,319,198     $ 71,237,273    $   2,013,888    $  40,405,954     $1,313,844,232
 =============      ============     ============    =============    =============     ==============





                                                                               9
--------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Notes to Financial Statements

June 30, 1995 and 1994
-------------------------------------------------------------------------------

1.   DESCRIPTION OF THE PLAN AND SIGNIFICANT ACCOUNTING POLICIES

     The Harris Corporation (the "Corporation") Retirement Plan Master Trust (the "Master Trust") includes the Harris Corporation Retirement Plan and the Harris Corporation Union Plan (the "Plans"). The Harris Corporation Union Plan includes all domestic employees covered by a collective bargaining agreement who have completed one year of credited service. The Harris Corporation Retirement Plan includes substantially all other domestic employees who have completed one year of credited service and who are not covered by a defined benefit plan.

     At June 30, 1994 the Master Trust included the Revised Harris Corporation Retirement Plan, the Harris Corporation Union Plan, the Harris Savings Plan and the Harris Tax Deferred Savings Plan. During 1994, the Revised Harris Corporation Retirement Plan, the Harris Savings Plan and the Harris Tax Deferred Savings Plan were merged into one plan, the Harris Corporation Retirement Plan. The Harris Savings Plan included all domestic employees of Allied Broadcast Equipment Corporation who attained age twenty-one and completed one year of credited service. The Harris Tax Deferred Savings Plan included all domestic employees of Harris Technical Services Corporation who attained age twenty-one and who completed one year of credited service.

     The Harris Corporation Retirement Plan and the Harris Corporation Union Plan share a common Profit-Sharing Program and Deferred Income Savings Program. The Corporation's annual contribution to the Balanced Fund under the Profit-Sharing Program is equal to 11.5% of the Corporation's adjusted and consolidated net income as defined under the plan documents, plus any discretionary amount determined by the Board of Directors of the Corporation. The Profit-Sharing contribution is allocated, in the subsequent Plan year, among participating employees' individual account balances based on eligible compensation. The Deferred Income Savings Program was designed to take advantage of Internal Revenue Code Section 401(k). Under the Deferred Income Savings Program, participants may contribute up to 12% of their regular eligible compensation to the Plan in 1% increments. The contributions can be in pre-tax or after-tax dollars at the participant's election. The employer contributes a matching amount equal to 100% of the participant's contributions, to a maximum of 6% of eligible compensation.

     Distributions from the Plans can be made in the event of death, disability, termination of employment or financial hardship.

     The loan program permits employees to borrow against their 401(k) plan contributions. Employees may borrow in increments of $100 from a minimum of $500 to a maximum of $50,000, within certain limitations established by the Plans. Payback periods range from one to 4 1/2 years at the option of the participant. Interest rates are established by the Corporation based on market rates. The outstanding loans have been established as a separate fund. Principal and interest paid on the loans are allocated to the funds consistent with the allocation of their 401(k) plan contributions.





                                                                             10
-------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Notes to Financial Statements

June 30, 1995 and 1994
-------------------------------------------------------------------------------

1.   DESCRIPTION OF THE PLAN AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     A participant's right to profit-sharing funds and employer matched deferred income contributions becomes vested using a formula based upon service, with 30% vesting after three years of credited service, an additional 10% vesting for the fourth year, and an additional 20% vesting for each of the three following years of credited service. At the time of retirement, death, or termination of employment, a participant's vested share of the Plans assets, net of any participant loans outstanding, becomes distributable in a lump-sum payment or through installments over a period of time as requested by the participant and approved by the Corporate Administrative Committee.

     A participant who terminates employment for reasons other than retirement or other specified circumstances and is not 100% vested, will forfeit the non-vested portion of the Corporation's contributions unless the participant returns to employment within one year. The forfeited contributions reduce the cash contributions from the Corporation.

     In the event of termination, the net assets of the Plans are to be converted into cash and distributed in a lump sum to each participant or beneficiary of a deceased participant based upon their beneficial interest in the Plans, net of any participant loans outstanding.

     Upon enrollment into the Plans, a participant may direct employer and employee contributions in any of eight investment options. The investment options are fully described in the "Employer Summary Plan Description". Elections to change funds can be made once every month; however, amounts in the Stable Value Fund, which is comprised of unallocated insurance contracts, cannot be transferred directly to the Short-Term Bond Fund or the Money Market Fund.

     The accounting records of the Plans are maintained on the accrual basis.

     Investments in securities are stated at fair values as determined by quoted market prices, when available. Investments for which a quoted market value is not available are stated at fair values reported by the trustee or investee company. Investments in unallocated insurance contracts are stated at contract value. Participant loans are stated at cost.

     The net appreciation (depreciation) in fair value of investments reflected in the statements of changes in assets available for plan benefits represents the sum of the unrealized appreciation or depreciation in aggregate fair value of investments and the realized gain or loss on sale of investments.

     Unless otherwise elected by Harris Corporation, all ordinary and extraordinary charges and expenses incurred by the Trustee in connection with the administration of the Plans are paid by the Trustee from the assets of the Trust fund. In both fiscal 1995 and 1994, Harris Corporation elected to pay administrative expenses such as legal fees, tax counsel and accounting fees. Trustee investment manager fees and certain administrative expenses were paid by the Plans.





                                                                             11
-------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Notes to Financial Statements

June 30, 1995 and 1994
-------------------------------------------------------------------------------

2.   TRANSACTIONS WITH PARTIES-IN-INTEREST

     Under Department of Labor regulations for reporting and disclosure, an employee benefit plan such as the Harris Corporation Retirement Plan and the Harris Corporation Union Plan is required to report investment transactions and compensation paid to a "party-in-interest".

     The term "party-in-interest" is broadly defined but would include Harris Corporation as the Plan Sponsor; Bankers Trust Company as Trustee; Mellon Trust (formerly Boston Safe Deposit and Trust Company), Boston, Massachusetts as former Trustee; and any person or corporation that renders services to the Plan.

     Included in cash and cash equivalents at June 30, 1995 are 47,470,654 shares of BT Pyramid Directed Account Cash Fund, with a fair value of $47,470,654 and at June 30, 1994, are 21,330,292 shares of The Boston Company Pooled Employee Daily Liquidity Fund with a fair value of $21,330,292. During the years ended June 30, 1995 and 1994, the Plan earned $6,383,276 and $965,564, respectively, in interest from these funds.

     During 1994, the Plans added a new investment option, the Harris Corporation Stock Fund, which invests in Harris Corporation common stock. Included in corporate preferred and common stock at June 30, 1995 and 1994 are 132,223 and 45,354 shares, respectively, of the Harris Corporation.


3.   INVESTMENTS

     The Plans' investments are held by a bank-administered trust fund.

                                            Net Appreciation (Depreciation) in Fair Value During 1995
                               ---------------------------------------------------------------------------------------------
                                                            Money         Equity         Equity                    Harris
                                Balanced    Short-Term      Market        Income         Index          Growth    Corporation
                                  Fund       Bond Fund       Fund          Fund           Fund           Fund     Stock Fund
                               ----------   ----------    ----------    ----------     -----------    ----------   ----------
      Fair value as
       determined by
       quoted market
       price:
       U.S. Government
          securities          $ 4,459,141  $ 1,832,914    $  $7,802)   $     -        $             $      -       $   -

       Corporate debt
          securities            2,520,743      492,169        -              -               -            -            -
       Corporate preferred
          and common stocks    53,798,262        -            -         18,984,069           -        17,174,126      988,831
       Wells Fargo Bank
          Index Fund           16,155,424        -            -              -          16,326,933        -            -
       Other investments          184,475       (7,340)       -              -               -            -            -
                               ----------   ----------    ----------    ----------     -----------    ----------   ----------
                               77,118,045    2,317,743       (7,802)    18,984,069      16,326,933    17,174,126      988,831
     Fair value as
       determined by
       investee company:
       J.P. Morgan real
          estate fund             277,049        -            -              -               -            -           -
                              -----------   ----------    ----------   -----------     -----------   -----------   ----------
                              $77,395,094   $2,317,743    $  (7,802)   $18,984,069     $16,326,933   $17,174,126   $  988,831
                              ===========   ==========    ==========    ==========     ===========    ==========   ==========


                                                                              12
--------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Notes to Financial Statements

June 30, 1995 and 1994
--------------------------------------------------------------------------------

3.   INVESTMENTS, CONTINUED

                                            Net Appreciation (Depreciation) in Fair Value During 1994
                               ---------------------------------------------------------------------------------
                                                            Equity         Equity                    Harris
                                Balanced    Short-Term      Income         Index          Growth    Corporation
                                  Fund       Bond Fund       Fund           Fund           Fund     Stock Fund
                               ----------   ----------    ----------    ----------     -----------    ----------
     Fair value as
       determined by
       quoted market
       price:
       U.S. Government
          securities         $ (9,175,076) $(4,035,750)   $    -        $    -         $    -         $    -
       Corporate debt
          securities           (4,044,624)  (1,504,712)        -             -              -              -
       Corporate preferred
          and common stocks     4,549,926          -        2,115,772        -         (2,537,938)      (112,569)
       Wells Fargo Bank
          Index Fund           (1,186,816)         -           -        (1,215,549)         -              -
       Other investments         (914,321)    (129,320)        -             -              -              -
                               ----------   ----------    ----------    ----------     -----------    ----------

                             $(10,770,911)  (5,669,782)     2,115,772   (1,215,549)    (2,537,938)      (112,569)
     Fair value as determined
       by investee company:
       J.P. Morgan real
          estate fund             (19,955)        -           -             -              -              -
                               ----------   ----------    ----------    ----------     -----------    ----------
                             $(10,790,866) $(5,669,782)    $2,115,772  $(1,215,549)   $(2,537,938)  $   (112,569)
                               ==========   ==========    ==========    ==========     ===========    ==========

     The fair value of individual investments that represent 5% or more of the Plan's assets are as follows:

                                                                                1995             1994
                                                                          ---------------  ----------------
     Provident Investment Counsel
       Invt Tr Endeavor Growth Fund
       (6,690,939 and 6,778,045 shares)                                    $  87,249,847     $  71,237,273
     T Rowe Price Equity Income Fund
       (10,759,053 and 9,181,030 shares)                                     193,232,584       147,722,780
     Wells Fargo Bank Equity Index Fund
       (1,425,325 and 1,413,164 shares)                                      178,768,644       140,588,547

     At June 30, 1995, before consideration of the contribution receivable under the profit-sharing plan program from Harris Corporation, approximately 98% and 2% of the Master Trust's assets available for plan benefits are owned by the Harris Corporation Retirement Plan and the Harris Corporation Union Plan, respectively.


4.   INCOME TAX STATUS

     The Internal Revenue Service has ruled that the Plans qualify under
     Section 401(a) of the Internal Revenue Code (IRC) and are, therefore, not subject to tax under present income tax law. The Plans are required to operate in conformity with the IRC to maintain their qualification. The plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plans' qualified status.

                                                                              13
--------------------------------------------------------------------------------

HARRIS CORPORATION RETIREMENT PLAN MASTER TRUST

Notes to Financial Statements

June 30, 1995 and 1994
-------------------------------------------------------------------------------

4.   INCOME TAX STATUS, CONTINUED

     A participant must pay regular income tax plus a 10% excise tax for withdrawal of any portion of his accumulated pre-tax account balance, or the portion of his after-tax account balance representing Company contributions or earnings prior to retirement, disability, or attaining age 59 1/2. The 10% excise tax is waived if withdrawal is to cover uninsured medical bills that are otherwise deductible for tax purposes. Withdrawal of the pre-tax account balance, or the portion of the after-tax account balance representing Company contributions or earnings, after retirement, disability, or attaining age 59 1/2 is subject to regular income tax.

5.   REPORTABLE TRANSACTIONS

     No transaction with parties-in-interest other than described in Note 2, loans or fixed income obligations in default or uncollectible, or leases in default or uncollectible are presented due to the absence of these items as of June 30, 1995 and for the year then ended.


6.   AMENDMENTS

     The following amendments were made to the Harris Corporation Retirement Plan and the Harris Corporation Union Plan during 1994.

     - Profit-sharing program provisions were clarified to indicate that the contribution to the Plans is 11 1/2%, less portion allocable to compensation over $150,000 limit.

     - Direct rollover provisions, withholding provisions, and new compensation limits were added.

     - A six-month suspension from making after-tax contributions is required following a voluntary in-service withdrawal of after-tax amounts. In-service withdrawals may be made once every three months.

     - Loans are available from rollover accounts.

     - Loans must be repaid within 90 days of voluntary termination of employment, effective July 11, 1994.


7.   SUBSEQUENT EVENT

     Effective September, 1995, the eligibility period for participation in the Harris Deferred Income Savings (401(k)) Program (DISP) has been lifted with certain limitations. During the first year of service, employees may contribute to the DISP on a pre-tax basis or after-tax basis by contributing from 1% - 12% of pay. However, pre-tax contributions are limited to $9,240 on a calendar year basis. Contributions will automatically go to an after-tax basis should the $9,240 pre-tax limit be reached. After one year of service, employees will automatically be eligible for a 100% match on the first 6% of contributions; will participate in the Harris Profit Sharing Program and will be eligible to participate in the Harris Stock Fund that allows the purchase of Harris stock at a 30% discount.


                                                                             14
-------------------------------------------------------------------------------

                            SUPPLEMENTAL SCHEDULES

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 1

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION
                                RETIREMENT PLAN
                                COMBINED REPORT


                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
COMCAST UK CABLE PARTNERS                                               5,400.000         89,684.80         87,075.00
ISIN#BMG2298410217
EXEL LIMITED COM                                                       18,060.000        598,829.11        939,120.00
ORD SHARE
SCANDINAVIAN BROADCASTING                                              65,000.000      1,447,100.00      1,316,250.00
F COM SHARES
AAPC LIMITED                                                          160,197.000        126,507.35         76,059.77
COM
ISIN# AU000000AAD7
ASIRA AB                                                               20,000.000        431,086.40        601,516.00
ISIN #SE0000101016
CL B COMMON STOCK
SWEDISIH EXPORT CREDIT                                              3,500,000.000      3,478,685.00      3,585,400.00
ISIN #GB0048647308
8.675% 04/15/2026
BT PYRAMID DIRECTED ACCOUNT CASH                                   47,470,653.920     47,470,653.92     47,470,653.92
FUND
MGT COMM FU                                                            68,852.000     31,151,157.78     26,304,218.08
REAL ESTATE FD
HARRIS RETIREMENT PLAN LOAN                                        38,789,231.000     38,789,231.00     38,789,231.00
ALC COMMUNICATIONS CORP                                                 8,700.000        302,008.90        392,587.50
COM NEW
AT & T CORP                                                            92,150.000      4,525,139.95      4,883,950.00
COM
AT&T CAP CORP MEDIUM TERM NTS                                       4,000,000.000      4,000,000.00      4,047,000.00
BOOK ENTRY TRANCHE #TR 00113
7.070% 11/18/1996

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 2

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
ABBOTT LABS COM                                                        33,380.000        960,235.76      1,351,890.00
WELLS FARGO MONEY MKT FD                                                  297.420            297.42            297.42
WELLS FARGO                                                         1,425,325.300    125,507,300.09    178,768,643.52
EQUITY INDEX FUND
AGWAY FINL CORP                                                       700,000.000        696,876.25        696,876.25
DISC NT 07/05/1995
AIR PRODS & CHEMS INC COM                                              26,120.000      1,096,694.54      1,456,190.00
AIRTOUCH COMMUNICATION                                                 55,000.000      1,418,010.00      1,567,500.00
COM
BANK OF AMERICA SHORT TERM                                          6,984,754.780      6,984,754.78      6,984,754.78
ALBERTSONS INC COM                                                     24,060.000        696,604.38        712,777.50
ALCO STD CORP COM                                                       2,500.000        151,037.50        199,687.50
ALLEGHANY CORP DEL COM                                                 23,280.000      1,050,155.08      3,707,340.00
ALLEGHENY PWR SYS INC COM                                              42,350.000      1,050,926.52        995,225.00
ALLMERICA PPTY & CAS COS INC                                           90,000.000        776,250.00      1,991,250.00
COM
ALPHA BETA TECHNOLOGY INC                                              12,900.000        148,048.90         63,700.20
COM
AMERICAN GENERAL FIN CORP                                             700,000.000        695,140.83        695,140.83
DISC NOTE 07/28/1995
AMERICAN GREETINGS CORP CL A                                           33,820.000        729,196.18        993,462.50
AMERICAN INTL GROUP INC COM                                            42,900.000      2,808,562.13      4,890,600.00
AT & T CORP                                                           600,000.000        600,000.00        600,576.00
NT 6.40% 06/02/1999

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 3

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
AMERITECH CORPORATION                                                  40,450.000      1,559,670.46      1,779,800.00
COM
AMP INC COM                                                             4,600.000        141,392.32        194,350.00
ANALOG DEVICES INC COM                                                 18,000.000        393,798.96        612,000.00
ANDREW CORP COM                                                         8,600.000        388,380.50        497,725.00
ANN TAYLOR STORES CORP                                                 17,600.000        409,443.84        409,200.00
APPLIED BIOSCIENCE INTL INC                                            29,600.000        162,457.14        151,700.00
COM
APPLIED MATLS INC COM                                                   7,900.000        282,277.86        684,337.50
ARROW ELECTRS INC COM                                                  35,000.000      1,348,550.00      1,741,250.00
ASHLAND COAL INC                                                       50,000.000      1,340,500.00      1,337,500.00
ASSOCIATES CORP OF N.A.                                               700,000.000        695,149.00        695,149.00
DISC NT 07/21/1995
ASSOCIATES CORP NORTH AMER                                          4,000,000.000      3,824,400.00      3,969,720.00
NT DTD 03/17/1994 6.250%
03/15/1999
AUTOMATIC DATA PROCESSING INC COM                                       5,900.000        309,650.78        370,962.50
AUTOZONE INC                                                           16,200.000        386,431.26        407,025.00
COM
AVID TECHNOLOGY INC                                                     8,100.000        233,800.83        303,750.00
COM
BCH CAYMAN IS LTD                                                   3,000,000.000      3,015,300.00      3,012,270.00
GTD SUB NT DTD 06/15/1995
7.500% 06/15/2005

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 4

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
BHP FIN USA LTD                                                     1,700,000.000      1,638,018.00      1,627,920.00
NT DTD 11/01/1993 5.625%
11/01/2000
BW/IP HOLDINGS INC                                                     42,000.000        671,192.31        777,000.00
CL A
BANK BOSTON CORP F/K/A                                                 72,000.000      1,596,270.87      2,700,000.00
FIRST NATIONAL BOSTON CORP
COM
BARNETT BKS INC COM                                                     8,900.000        408,831.22        457,237.50
BED BATH & BEYOND                                                      17,200.000        408,177.80        417,100.00
INC COM
BELO A H CORP COM                                                      49,000.000      1,114,032.97      1,500,625.00
BIO CHEM PHARMA INC                                                    12,600.000        199,669.40        275,625.00
COM
BIOGEN INC                                                              4,400.000        147,484.62        195,800.00
COM
BOATMENS BANCSHARES INC COM                                            19,370.000        482,275.62        682,792.50
BOEING CO COM                                                          32,800.000      1,379,797.14      2,054,100.00
BRINKER INTL INC                                                       45,550.000        903,259.70        785,737.50
COMMON
BRITISH SKY BROADCOSTING GROUP                                         18,200.000        468,371.50        475,475.00
SPONSORED ADR
BROWNING FERRIS INDS INC COM                                           12,000.000        388,953.00        432,000.00
BUFFETS INC COM                                                        89,800.000      1,510,282.30      1,234,750.00
CSX CORP COM                                                           37,770.000      2,645,004.16      2,837,471.25

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 5

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
CABLETRON SYS INC                                                       3,900.000        165,082.29        207,675.00
COM
CANADIAN PAC LTD ORD PAR $5                                            75,000.000      1,073,250.00      1,303,125.00
CAPITAL CITIES ABC INC COM                                             27,600.000      1,461,450.04      2,980,800.00
CAPITAL ONE FINL CORP                                                  90,000.000      1,308,183.62      1,755,000.00
CARDINAL HELATH INC                                                     5,500.000        271,458.00        259,875.00
COM
CAREMARK INTERNATIONAL INC                                             20,200.000        448,186.20        404,000.00
COM
CARNIVAL CORP                                                           8,600.000        194,544.10        199,950.00
CL A COM
CASE EQUIP LN TR                                                    2,912,289.230      2,909,103.95      2,872,973.33
1994-A ASSET BACKED NT CL A-2
4.65% 08/15/1999
CATERPILLAR FINL ASSET TR                                           2,933,144.260      2,928,561.25      2,934,493.51
94-A ASSET BACKED NT CL A-2
6.100% 06/25/2000
CENTEX CORP COM                                                             0.000              0.00              0.00
CHEMICAL BKG CORP                                                   2,500,000.000      2,319,300.00      2,319,825.00
SUB NT DTD 01/25/1994 6.500%
01/15/2009
CHEVRON OIL FIN CO                                                    700,000.000        696,876.25        696,876.25
DISC NOTE 07/13/1995
CHIRON CORP COM                                                         7,251.000        469,698.61        471,315.00
CHRYSLER CORP COM                                                      74,000.000      3,626,369.50      3,542,750.00

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 6

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
CHUBB CORP COM                                                         13,080.000      1,046,484.81      1,048,035.00
CISCO SYS INC.                                                         12,200.000        469,907.80        616,868.60
COM
CIRCUS CIRCUS ENTERPRISE INC COM                                       10,800.000        349,406.00        380,700.00
CITICORP                                                            1,000,000.000        999,400.00      1,018,010.00
MEDIUM TERM NTS TRANCHE#TR 00344
7.07% 05/25/2000
CITICORP COM                                                           86,500.000      3,495,362.50      5,006,187.50
CLEVELAND CLIFFS INC COM                                               35,000.000      1,081,650.00      1,347,500.00
COCA COLA CO COM                                                       24,560.000      1,004,861.08      1,565,700.00
COCA COLA ENTERPRISES INC                                           4,500,000.000      4,686,180.00      4,721,085.00
DEB 8.75% 04/01/2017
COLGATE PALMOLIVE CO COM                                               16,400.000        748,238.60      1,199,250.00
COLTEC INDS INC                                                        81,600.000      1,308,396.00      1,406,600.00
COMCAST CORP                                                          125,000.000      1,314,370.81      2,320,375.00
CL A SPL
COMERICA INC COM                                                       33,600.000        971,630.91      1,079,400.00
COMMERCE BANCHSHARES INC COM                                           12,046.000        271,921.34        379,449.00
COMPAQ COMPUTER CORP                                                   44,000.000      1,340,328.00      1,991,000.00
COMPUTER ASSOC INTL INC COM                                            12,300.000        795,951.50        830,250.00
COMPUTER SCIENCES CORP COM                                             34,100.000      1,156,761.99      1,939,437.50
CONSOLIDATED EDISON CO N Y INC                                      1,500,000.000      1,498,710.00      1,472,325.00
DEB SER E DTD 05/26/1993 5.300%
08/01/1997

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 7

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
CONSOLIDATED NAT GAS CO                                             2,500,000.000      2,581,053.00      2,645,375.00
DEB 8.625% 12/01/2011
CORESTATES CAP CORP                                                 4,600,000.000      4,600,000.00      4,595,400.00
MEDIUM TERM NT TRANCHE# SR 00070
VAR RT 05/15/1996
COUNTRYWIDE CR INDS INC COM                                           102,000.000      1,672,822.50      2,142,000.00
CRESTAR FINL CORP COM                                                  23,500.000        951,441.30      1,151,500.00
DAIMLER-BENZ AUTO GRANTOR TR                                        2,498,120.770      2,496,091.37      2,460,648.96
SER 1993-A ASSET BKD CTF CL A
10/15/1993 3.900% 10/15/1998
DEAN WITTER DISCOVER & CO.                                             57,000.000      2,018,800.00      2,679,000.00
COM
DENMARK KINGDOM                                                     2,000,000.000      2,176,440.00      2,042,540.00
BD 7.75% 12/15/1996
SPANISH PESETAS                                                       320,946.850          2,500.53          2,450.75
FORWARD CURRENCY CONTRACT                                              29,155.770          3,883.96          3,766.93
SWEDISH KRONA
WALT DISNEY CO COM                                                      7,100.000        286,010.38        394,050.00
DOMINION RES INC V A COM                                               22,780.000        835,139.58        831,470.00
DOW CHEM CO COM                                                        14,700.000        913,737.37      1,056,562.50
DU PONT E I DE NEMOURS & CO COM                                        20,160.000      1,048,148.82      1,386,000.00
EMERSON ELEC CO COM                                                    13,610.000        698,121.46        973,115.00
ENGELHARD CORP COM                                                     47,820.000        774,026.14      1,366,854.98
ENRON CORP COM                                                         40,100.000      1,257,765.71      1,408,512.50

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 8

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
ERICSSON L M TEL CO                                                    75,600.000        999,222.05      1,512,000.00
ADR CL B SEK 10
ETHAN ALLEN INTERIORS INC                                              43,800.000      1,004,952.70        777,450.00
COM
FHP INTL CORP                                                          69,500.000      1,674,150.00      1,598,500.00
COM
FEDERAL HOME LN MTG CORP                                              755,253.720        771,489.31        757,844.24
SER 1070 CL E 7.500% 04/15/1996
FEDERAL HOME LN MTG CORP                                            1,780,000.000      1,746,625.00      1,777,009.60
SER 1225 CL D 6.500% 03/15/1997
FEDERAL HOME LN MTG CORP                                              596,405.650        596,405.59        592,863.00
MULTICLASS MTG PARTN CTFS GTD
SER 1270 CL 1270-F VAR RT 05/15/1997
FEDERAL HOME LN MTG CORP                                            2,000,000.000      1,897,500.00      1,964,360.00
MULTICLASS MTG PARTN CTFS GTD
SER 01406 CL D 5.75% 10/15/2015
FEDERAL HOME LN MTG CORP                                            3,027,110.390      2,922,107.51      2,978,858.25
MULTICLASS MTG PARTN CTFS GTD
SER 1702T CL A 5.850% 11/15/2017
FEDERAL HOME LN MTG CORP                                            1,961,863.100      1,917,108.08      1,967,984.11
PARTN CTF GROUP #C80158
7.500% 05/01/2024
FEDERAL HOME LN BKS                                                 1,000,000.000        997,812.50      1,052,450.00
MEDIUM TERM CONS BDS
DTD 10/14/1994 7.625% 10/14/1999
FEDERAL HOME LN BKS                                                 5,000,000.000      5,000,000.00      5,037,500.00
CONS BD DTD 01/04/1995
7.31% 01/04/1996

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 9

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
FEDERAL HOME LN MTG CORP                                            6,000,000.000      5,996,950.19      6,000,000.00
DISC NT 07/03/1995
FEDERAL HOME LN MTG CORP                                            3,400,000.000      3,251,781.25      3,367,530.00
SER A DTD 03/21/1994
6.54% 03/21/2001
FEDERAL HOME LN MTG CORP                                            6,650,000.000      6,600,125.00      6,686,508.50
SER PRIM A DTD 06/08/1993
FLTG RT 06/30/1998
FEDERAL HOME LN MTG CORP                                            5,230,000.000      5,062,671.10      5,180,994.90
SER DTD 08/05/1993
3.97% 08/05/1996
FEDERAL HOME LN MTG CORP                                               59,300.000      1,844,837.63      4,076,875.00
COM
FEDERAL HOME LN MTG CORP                                               72,703.530        102,543.21         76,656.42
PARTN CTF GROUP #200001
11.500% 07/01/1999
FEDERAL HOME LN MTG CORP                                               15,330.600         22,562.31         16,164.12
PARTN CTF GROUP #200007
11.500% 02/01/2000
FEDERAL HOME LN MTG CORP                                               28,621.680         34,774.86         30,070.51
PARTN CTF GROUP #200013
10.500% 06/01/2000
FEDERAL HOME LN MTG CORP                                            1,055,967.880      1,052,150.38      1,076,918.28
PARTN CTF GROUP #350028
VAR RT 01/01/2017
FEDERAL HOME LN MTG CORP                                            1,152,581.000      1,153,422.55      1,168,970.70
PARTN CTF GROUP #350039
5.125% 03/01/2017
FEDERAL HOME LN MTG CORP                                              218,073.810        210,559.91        222,230.30
PARTN CTF GROUP #350052
ADJ RT 05/01/2017

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 10

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
FEDERAL HOME LN MTG CORP                                              866,353.760        869,829.58        878,266.12
PARTN CTF GROUP #605068
VAR RT 03/01/2017
FEDERAL HOME LN MTG CORP                                               50,794.800         56,543.95         55,112.36
PARTN CTF GROUP #533105
11.500% 04/01/2019
FEDERAL HOME LN MTG CORP                                              142,628.680        145,799.71        154,812.02
PARTN CTF GROUP #533914
11.500% 03/01/2018
FEDERAL NATL MTG ASSN                                               1,741,699.740      1,718,295.66      1,736,788.15
GTD REMIC PASS THRU CTF REMIC TR
SER 1991-169 CL 169-CL 6.750% 10/25/2017
FEDERAL NATL MTG ASSN                                               3,700,000.000      3,700,000.00      3,713,875.00
GTD PASS THRU CTF REMIC TR 1992-112
CL D 7.000% 06/25/2018
FEDERAL NATL MTG ASSN                                                  55,968.390         56,370.66         55,759.07
GTD REMIC PASS THRU CTF REMIC TR
1992-G31 CL-B 7.000% 09/25/2016
FEDERAL NATL MTG ASSN                                               1,200,000.000      1,197,750.00      1,209,000.00
GTD REMIC PASS THRU CTF REMIC TR
1992-79 CL-G 7.000% 10/25/2018
FEDERAL NATL MTG ASSN COM                                              73,870.000      3,282,826.66      6,980,715.00
FEDERAL NATL MTG ASSN                                                 640,877.160        609,634.40        437,796.01
GTD REMIC PASS THRU CTF REMIC TR
1993-124 CL-K PRIN ONLY 10/25/2022
FEDERAL NATL MTG ASSN                                               2,000,000.000      2,000,000.00      1,920,940.00
SER 98 DTD 09/27/1993 4.950%
09/30/1998
FEDERAL NATL MTG CORP                                               4,585,000.000      3,839,937.50      4,202,427.60
GTD REMIC PASS THRU CTF REMIC TR
1993-146 CL-B PRIN ONLY 05/25/2023

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 11

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
FEDERAL NATL MTG ASSN                                               1,179,242.360      1,190,482.04      1,168,735.31
GTD MTG PASS THRU CTF POOL #001405
6.25% 04/01/2004
FEDERAL NATL MTG ASSN                                                 700,000.000        700,000.00        685,762.00
GTD 4.800% 07/07/1998
FEDERAL NATL MTG ASSN                                               1,000,000.000      1,000,000.00      1,038,420.00
MEDIUM TERM NT SER A
DTD 08/16/1994 7.26% 08/18/1999
FEDERAL NATL MTG ASSN                                                 600,000.000        603,984.38        643,464.00
MEDIUM TERM NT SER A
8.15% 11/01/1999
FEDERAL NATL MTG ASSN                                                   8,324.980          8,341.17          8,548.67
GTD MTG PASS THRU CTF POOL #122333
8.500% 06/01/1998
FEDERAL NATL MTG ASSN                                                  88,788.260         91,952.37         91,174.00
GTD MTG PASS THRU CTF POOL #132862
8.500% 10/01/1998
FEDERAL NATL MTG ASSN                                                  70,108.510         72,707.03         71,992.33
GTD MTG PASS THRU CTF POOL #135499
8.500% 11/01/1998
FEDERAL NATL MTG ASSN                                                  57,448.420         59,500.80         58,992.06
GTD MTG PASS THRU CTF POOL #135507
8.500% 11/01/1998
FEDERAL NATL MTG ASSN                                                  36,727.560         37,976.89         38,047.18
GTD MTG PASS THRU CTF POOL #136415
8.500% 10/01/1998
FEDERAL NATL MTG ASSN                                                 116,051.660        119,911.64        119,169.97
GTD MTG PASS THRU CTF POOL #136801
8.500% 10/01/1998

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 12

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
FEDERAL NATL MTG ASSN                                                  55,114.430         56,947.17         56,595.35
GTD MTG PASS THRU CTF POOL #137547
8.500% 10/01/1998
FEDERAL NATL MTG ASSN                                                  67,950.610         70,075.49         69,776.44
GTD MTG PASS THRU CTF POOL #137739
8.500% 11/01/1998
FEDERAL NATL MTG ASSN                                               5,000,000.000      5,165,625.00      5,156,250.00
TBA 8.500%
FEDERATED DEPT STORES INC                                              45,600.000        933,584.88      1,174,200.00
DEL COM
FINOVA GROUP INC                                                        6,900.000        227,467.08        241,500.00
COM
FIRST CHICAGO CORP                                                  4,000,000.000      4,485,760.00      4,474,640.00
SUB NT DTD 11/15/1991  9.250% 11/15/2001
FIRST DATA CORP                                                        20,800.000        833,368.00      1,183,000.00
COM
FIRST EMPIRE ST CORP COM                                                4,900.000        689,914.70        840,350.00
FIRST FID BANCORPORATION NEW COM                                       35,000.000        891,009.28      2,065,000.00
FIRST FINL MGMT CORP COM                                                9,200.000        591,989.70        786,600.00
FIRST UN CORP COM                                                      23,600.000        992,777.87      1,067,900.00
FIRST USA INC                                                          56,200.000      1,915,578.04      2,493,875.00
FORD CR AUTO LN MASTER TR                                           4,000,000.000      3,971,250.00      4,036,240.00
SER 1992-1 ASSET BACKED CTF
6.875% 01/15/1999
FORD MTR CR CO                                                        700,000.000        696,310.22        696,310.22
DISC NOTE 07/16/1995

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 13

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
FORD MTR CR CO                                                      4,000,000.000      3,958,200.00      3,957,520.00
NT DTD 03/23/1994  5.625% 03/03/1997
FORD MTR CR                                                         3,000,000.000      3,001,590.00      2,993,910.00
MEDIUM TERM NTS BOOK ENTRY TRANCHE
# TR 00216 VAR RT 05/27/1997
FOUNDATION HEALTH CORP                                                 85,500.000      2,272,087.00      2,319,187.50
FRUIT OF THE LOOM                                                      52,700.000      1,710,200.88      1,113,287.50
CLA
GMAC 1992-D GRANTOR TR                                                      0.060              0.07              0.06
ASSET BKD CTF CL A
5.550% 05/15/1997
GMAC 1993-B GRANTOR TR                                              1,625,525.090      1,620,500.50      1,598,590.14
ASSET BACKED CTF CL A DTD 09/16/1993
4.000% 09/15/1998
GMAC 1994-A GRANTOR TR                                              2,401,231.050      2,345,703.62      2,404,976.97
ASSET BKD CTF CL A
6.300% 06/15/1999
GOVERNMENT NATL MTG ASSN                                            1,901,981.640      2,011,345.58      1,947,153.70
PASS THRU CTF POOL #368435
8.000% 02/15/2024
GOVERNMENT NATL MTG ASSN                                              470,536.280        497,592.13        481,711.52
PASS THRU CTF POOL #376424
8.000% 01/15/2024
GOVERNMENT NATL MTG ASSN                                               63,411.250         73,531.00         66,878.58
PASS THRU CTF POOL #146599 ISSUER
TRANSOHIO SVGS BK 10.500% 12/15/2000
GOVERNMENT NATL MTG ASSN                                            3,600,000.000      3,670,875.00      3,685,500.00
TBA 8.000%

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 14

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
GAP STORES INC COM                                                     48,600.000      1,527,299.60      1,694,925.00
GENERAL ELECTRIC CAP CORP                                             700,000.000        695,140.83        695,140.83
DISC NOTE 07/28/1995
GENERAL ELECTRIC CO COM                                                44,500.000      1,560,614.43      2,508,687.50
GENERAL ELEC CAP CORP                                               4,000,000.000      4,000,000.00      4,054,280.00
MEDIUM TERM NTS-BOOK ENTRY TRANCHE #
TR 00359 8.090% 02/27/1996
GENERAL ELEC CAP CORP                                                 500,000.000        500,000.00        500,400.00
MEDIUM TERM NTS TRANCHE #TR 0040
4.480% 06/03/1996
GENERAL INSTRUMENTS CORP                                               16,600.000        537,819.00        634,950.00
NEW COM
GENERAL MTRS ACCEPT CORP                                            4,700,000.000      4,700,000.00      4,679,461.00
NT DTD 02/02/1995
FLTG RT 02/02/1998
GENERAL MOTORS CORP CL E COM                                           18,510.000        561,153.79        805,185.00
GENERAL MOTORS CORP                                                    19,100.000      1,139,325.90      1,203,300.00
DEPOSITARY SHS RPSTG 1/10
SH PREF C $
GENERAL RE CORP COM                                                    21,100.000      1,779,822.88      2,824,762.50
GILLETTE CO COM                                                         9,800.000        321,517.15        436,100.00
GIORDANO INTERNATIONAL LTD                                             23,100.000        145,658.00        171,663.03
F/K/A GIORDANO HLDGS LTD
SPONSORED ADR
GOLDEN WEST FINL CORP DEL COM                                          27,800.000      1,114,666.30      1,310,075.00

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 15

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
HS RES INC                                                             14,500.000        315,539.20        203,000.00
COM
HAAGEN ALEXANDER PROP                                                  20,600.000        354,248.54        236,900.00
COM
HARCOURT GENERAL INC                                                   42,000.000        828,477.27      1,785,000.00
COM
HARLEYSVILLE GROUP INC COM                                             52,000.000        975,000.00      1,300,000.00
HARRIS CORP DEL COM                                                   132,222.927      6,304,755.92      6,826,008.61
HEINZ H J CO                                                          500,000.000        497,833.33        497,833.33
DISC NOTE 07/12/1995
HEWLETT PACKARD CO COM                                                  9,600.000        442,774.81        715,200.00
HOME DEPOT INC COM                                                    152,525.000      6,433,146.88      6,215,393.75
HORACE MANN EDUCATORS CORP                                             59,000.000        146,395.00      1,357,000.00
NEW COM
HOSPITALITY FRANCHISE SYSTEMS                                           5,500.000        149,969.27        190,437.50
COM
HOUSEHOLD FIN CORP                                                    700,000.000        696,529.17        696,529.17
DISC NOTE 07/12/1995
HUBBELL HARVEY INC CL B                                                17,944.000        956,726.20      1,013,836.00
HUMANA INC COM                                                        110,400.000      2,102,879.85      1,959,600.00
INFORMIX CORP COM                                                      21,600.000        516,027.20        548,100.00
INTEL CORP COM                                                        109,580.000      3,524,163.77      6,937,838.54
INTERNATIONAL CABLETEL INC COM                                         33,800.000        712,477.31      1,098,500.00

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 16

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
INTERNATIONAL FLAVORS & FRAGRANCES INC                                 26,220.000        881,407.96      1,304,445.00
COM
INTERNATIONAL LEASE FIN CORP                                        5,000,000.000      5,167,100.00      5,003,100.00
NT DTD 10/28/1992 6.375% 11/01/1996
INTERPUBLIC GROUP COS INC COM                                          30,620.000        955,555.41      1,148,250.00
JDN REALTY CORP                                                         8,700.000        196,276.60        177,262.50
COM
KELLWOOD CO COM                                                        63,750.000      1,099,282.48      1,083,750.00
KERR MCGEE CORP COM                                                    30,000.000      1,265,580.00      1,612,500.00
KING WORLD PRODUCTIONS INC COM                                         31,500.000      1,127,457.00      1,275,750.00
LTV CORP NEW                                                          104,000.000      1,622,718.60      1,521,000.00
COM
LIEBERT CORP                                                          144,000.000        322,505.28        378,469.44
SUB DEB CONV 8% 11/15/2010
LILLY ELI & CO COM                                                     16,180.000        959,528.88      1,270,130.00
LOEWEN GROUP INC                                                       15,900.000        439,785.70        566,437.50
COM
ISIN #CA54042L1004
LUBRIZOL CORP COM                                                      22,130.000        704,167.66        782,848.75
MBIA COM                                                               16,420.000      1,062,441.59      1,091,930.00
MBNA CORP                                                             67,900,.000      1,345,351.08      2,291,625.00
COM
MBNA AMER BK NA NEWARK                                              1,200,000.000      1,200,000.00      1,196,232.00
DEL MEDUIM TERM NTS TRANCHE #TR
00029 6.350% 04/14/1997

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 17

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
MBNA MASTER CR CARD TR II                                           6,500,000.000      6,490,859.38      6,490,859.38
MASTER TR SER 1995-D CL A
6.05% 02/15/2002
MGIC INVT CORP                                                         20,390.000        631,430.54        955,781.25
WIS COM
MANPOWER INC                                                           12,700.000        204,156.53        323,850.00
COM
MAPCO INC COM                                                          21,500.000      1,077,940.00      1,247,000.00
MAY DEPT STORES CO COM                                                 38,000.000        887,747.50      1,581,750.00
MCDONALDS CORP COM                                                      9,200.000        305,294.00        359,950.00
MEAD CORP COM                                                          42,460.000      1,551,643.40      2,521,062.50
MEDTRONIC INC COM                                                      34,370.000      1,429,124.91      2,650,786.25
MELLON FINL CO                                                      2,600,000.000      2,589,418.00      2,582,190.00
SR NT DTD 06/19/1995 6.300%
06/01/2000
MERCK & CO INC COM                                                     40,830.000      1,238,338.28      2,005,773.75
MERRILL LYNCH & CO INC COM                                             36,000.000      1,307,160.00      1,890,000.00
MICROSOFT CORP COM                                                     32,480.000      1,506,504.24      2,935,380.00
MICRON TECHNOLOGY INC COM                                              43,000.000        128,601.61      2,365,000.00
MOBIL CORP COM                                                         15,020.000      1,204,345.71      1,441,920.00
MOLEX INC CL A                                                         14,250.000        351,684.51        520,125.00
MORGAN STANLEY GROUP INC                                            3,000,000.000      3,000,000.00      3,068,640.00
MEDIUM TERM SR NTS-BOOK ENTRY TRANCHE #
SR 00056 7.980% 11/04/1996

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 18

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
MORTON INTL INC IND                                                    33,370.000        649,746.55        976,072.50
COM
MOTOROLA INC COM                                                       25,700.000      1,215,551.35      1,725,112.50
NATIONAL RURAL UTILS COOP                                             500,000.000        498,403.47        498,403.47
DISC NOTE 07/05/1995
NATIONAL SEMICONDUCTOR CORP COM                                        78,000.000      1,374,438.00      2,164,500.00
NATIONS BANK NOTE                                                   2,500,000.000      2,500,000.00      2,500,000.00
FLTG RT 09/20/1995
NATIONSBANK CORP                                                    2,000,000.000      1,936,800.00      1,924,080.00
5.125% 09/15/1998
NATIONSBANK CR CARD MASTER TR                                       4,000,000.000      3,770,625.00      3,925,000.00
SER 1993-1 ASSET BKD CTF CL A
12/16/1993 4.750% 09/15/1998
NISSAN AUTO RECEIVABLES                                                    30.250             30.58              0.00
1991-B GRANTOR TR ASSET BACKED CTF
CL-A DTD 11/15/1991 6.050% 12/15/1996
NOKIA CORP                                                             28,800.000      1,192,150.10      1,724,400.00
ADR
NORFOLK SOUTHN CORP COM                                                19,490.000        944,423.97      1,313,138.75
NORWEST FINL INC                                                      700,000.000        695,950.69        695,950.69
DISC NOTE 07/17/1995
OFFICE DEPOT INC COM                                                   22,000.000        447,314.60        618,750.00
OLYMPIC AUTOMOBILE RECEIVABLE TR                                    1,457,603.650      1,458,059.16      1,470,357.68
1994-B AUTO RECEIVABLE BKD NT
CL A-2 06/15/2001 6.85%
OMNICOM GROUP COM                                                      52,730.000      2,351,673.21      3,196,756.25

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 19

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
ORACLE SYSTEMS CORP COM                                                41,550.000        892,144.84      1,604,868.75
OWENS ILL INC                                                         115,000.000      1,233,855.00      1,495,000.00
COM NEW
PIC INVT TR                                                         6,690,939.221     70,735,584.07     87,249,847.44
ENDEAVOR GROWTH FD
PMI GROUP INC                                                          32,580.000      1,222,877.69      1,413,157.50
COM
PNC BANK CORP COM                                                      50,000.000      1,390,500.00      1,318,750.00
PACIFIC MUT LIFE INS CO                                               700,000.000        696,886.75        696,888.75
DISC NOTE 07/11/1995
PARKER & PARSLEY PETE CO                                               54,000.000      1,353,240.00      1,059,750.00
DEL COM
PAYCHEX INC COM                                                         4,650.000        143,437.00        168,562.50
PEPSICO INC COM                                                        28,720.000      1,060,900.21      1,306,760.00
PERRIGO CO COM                                                         55,847.000        785,052.29        617,835.36
PFIZER INC                                                            700,000.000        696,771.44        696,771.44
DISC NT 07/12/1995
PFIZER INC COM                                                         86,620.000      2,984,131.75      3,989,933.75
PHILIP MORRIS COS INC COM                                              16,480.000        896,949.03      1,225,700.00
PHILLIPS PETE CO COM                                                   29,350.000        996,314.13        979,556.25
PREMIER AUTO TR                                                     2,295,418.600      2,205,753.84      2,258,118.05
1993-4 ASSET BKD NT CL A-2
4.65% 02/02/1999
PREMIER AUTO TR                                                             0.000              0.00              0.00
1994-2 ASSET BKD NT CL A-3
6.35% 05/02/2000

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 20

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
PREMIER AUTO TR                                                       861,869.910        859,715.24        861,326.93
1994-4 ASSET BACKED NT CL A-2
5.750% 11/02/1996
PREMIER AUTO TR                                                     3,100,000.000      3,098,419.00      3,098,419.00
1995-3 ASSET BACKED NT CL A-3
5.95% 12/06/1998
PROCTOR & GAMBLE CO COM                                                20,460.000      1,332,071.28      1,470,562.50
PULTE CORP                                                             21,360.000        622,108.23        598,080.00
COM
REPSOL SA SPONSORED ADR                                                28,270.000        690,265.20        894,038.75
COM
REPUBLIC NY CORP                                                    1,000,000.000        996,690.00      1,015,960.00
NT 8.375% 05/01/1996
REUTERS HLDGS PLC ADR B                                                23,400.000        691,312.50      1,172,925.00
ROCKWELL INTL CORP COM                                                 45,000.000      1,085,744.00      2,058,750.00
ROLLINS TRUCK LEASING CORP                                            130,000.000      1,451,878.10      1,397,500.00
COM
ROWE T PRICE EQUITY INCOME FUND                                    10,759,052.543    166,817,136.28    193,232,583.76
SH BEN INT
RUBBERMAID INC COM                                                     15,500.000        458,513.02        430,125.00
SPNB HOME EQUITY LN ASSET BKD                                         191,124,970        190,143.49        193,991.84
CTF TR SER 1991-1 CL A
7.850% 05/15/1998
SPNB HOME EQUITY LN ASSET                                             219,317.150        218,788.11        222,468.74
BKD CTF TR SER 1991-2-CL A
DTD 07/15/1991 8.100% 06/15/2020

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 21

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
ST JUDE MED INC COM                                                     5,400.000        281,777.40        270,675.00
SARA LEE CORP COM                                                      40,230.000        871,377.52      1,146,555.00
SCHERER R P CORP DEL                                                    5,500.000        239,258.51        232,375.00
COM
SCHERING PLOUGH CORP COM                                               37,780.000      1,041,377.24      1,667,042.50
SENSORMATIC ELECTRS CORP COM                                           49,250.000      1,378,070.40      1,748,375.00
SEQUENT COMPUTER SYS INC COM                                           77,000.000      1,351,802.67      1,371,601.00
SHINHAN BANK                                                          640,000.000        636,509.33        636,509.33
DISC NT 08/01/1995
SIGNET BKG CORP COM                                                    70,000.000      1,064,986.38      1,531,250.00
SIGNET MASTER TR                                                    1,000,000.000      1,000,000.00      1,000,000.00
SER 1994-1 ASSET BKD CTF CL A
FLTG RT 09/15/1999
SUNOCO PRODS CO                                                       700,000.000        695,964.31        695,964.31
DISC NOTE 07/18/1995
SOUTHERN CALIF GAS CO                                               4,500,000.000      4,679,955.00      4,520,025.00
1ST MTG SER DD DTD 06/15/1993
7.500% 06/15/2023
SOUTHERN PAC RAIL CORP                                                 34,020.000        651,161.80        535,815.00
COM
STEWART & STEVENSON SVCS INC COM                                       37,920.000      1,321,655.78      1,379,340.00
STEWARD ENTERPRISES INC                                                27,500.000        600,550.00        921,250.00
COM
STONE CONTAINER CORP COM                                               91,100.000      1,656,725.98      1,935,875.00

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 22

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
STRATUS COMPUTER INC COM                                               50,000.000      1,578,526.30      1,550,000.00
SYSCO CORP COM                                                         37,170.000      1,039,181.95      1,096,515.00
TIG HLDGS INC                                                          23,800.000        533,537.50        547,400.00
COM
TNT FREIGHTWAYS CORP                                                   69,500.000        865,621.44      1,381,312.50
COM
TAMPA ELEC CO                                                         700,000.000        696,092.83        696,092.83
DISC NT 07/12/1995
TEMPLE INLAND INC COM                                                  29,000.000        981,941.00      1,381,125.00
TENNECO INC COM                                                        33,200.000      1,587,558.60      1,527,200.00
TEXACO CORP                                                           700,000.000        696,644.86        696,644.86
DISC NT 07/14/1995
TEXACO INC COM                                                         22,600.000      1,397,098.20      1,483,125.00
TEXAS INSTRS INC COM                                                   28,400.000      2,178,575.05      3,802,050.00
3 COM CORP COM                                                          7,100.000        477,715.60        475,700.00
TIME WARNER INC                                                        38,000.000        942,949.67      1,567,500.00
COM
TOYS R US INC COM                                                      15,700.000        574,497.41        495,225.00
TRANSATLANTIC HLDGS INC                                                58,100.000      2,372,970.73      3,776,500.00
TRAVELERS GROUP INC F/K/A                                              70,000.000      1,016,887.43      3,062,500.00
TRAVELERS INC
TRINOVA CORP                                                        3,200,000.000      3,356,960.00      3,400,096.00
DEB 9.55% 02/01/2018

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 23

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
TYCO INTERNATIONAL LTD                                                  9,500.000        494,005.80        513,000.00
F/K/A TYCO LABS
USA WASTE SERVICES INC                                                  9,970.000        103,891.26        154,535.00
COM
U S ROBOTICS CORP                                                       2,600.000        269,547.20        283,400.00
COM
UNION ELEC CO COM                                                      25,570.000        900,167.98        952,482.50
UNION PAC CORP COM                                                     29,500.000      1,676,012.50      1,633,562.50
UNITED HEALTHCARE CORP COM                                             19,600.000        700,667.70        810,950.00
UNITED RETAIL GROUP                                                    20,317.000        376,968.95        139,679.38
COM
U S HEALTHCARE INC COM                                                 31,950.000        999,904.90        978,468.75
UNITED STATES TREAS BILLS                                          11,800,000.000     11,660,173.13     11,660,173.13
DTD 08/25/1994 MAT 08/24/1995
UNITED STATES TREAS BDS                                             6,420,000.000      6,817,082.81      6,804,172.80
DTD 05/15/1986 7.250% 05/15/2016
UNITED STATES TREAS BDS                                             7,650,000.000      7,468,125.01      8,328,937.50
DTD 11/15/1986 7.500% 11/15/2016
UNITED STATES TREAS NTS                                             6,455,000.000      6,982,494.53      6,556,859.90
DTD 09/03/1991 7.250% 08/31/1996
UNITED STATES TREAS NTS                                             4,500,000.000      4,569,453.13      4,559,760.00
6.875% 10/31/1996
UNITED STATES TREAS NTS                                             2,400,000.000      2,402,650.13      2,576,256.00
DTD 11/15/1991 7.500% 11/15/2001
UNITED STATES TREAS NTS                                               100,000.000         99,608.84        101,422.00
DTD 03/02/1992 6.750% 02/28/1997

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 24

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
UNITED STATES TREAS NTS                                             1,035,000.000      1,078,987.50      1,045,670.85
6.375% 06/30/1997
UNITED STATES TREAS NTS                                             2,000,000.000      2,008,923.61      1,997,180.00
DTD 08/17/1992 4.625% 08/15/1995
UNITED STATES TREAS NTS                                             6,000,000.000      5,957,812.50      5,983,140.00
SER S DTD 11/02/1992 5.750%
10/31/1997
UNITED STATES TREAS NTS                                               390,000.000        394,082.81        389,145.90
5.125% 11/15/1995
UNITED STATES TREAS NTS                                             7,290,000.000      7,564,871.31      7,304,798.70
DTD 11/30/1992 6.000% 11/30/1997
UNITED STATES TREAS NTS                                             3,000,000.000      3,072,641.48      2,979,840.00
DTD 02/01/1993 5.625% 01/31/1998
UNITED STATES TREAS NTS                                             4,895,000.000      4,937,538.79      4,862,105.60
DTD 02/16/1993 4.625% 02/15/1996
UNITED STATES TREAS NTS                                             2,400,000.000      2,399,031.25      2,353,872.00
DTD 03/31/1993 5.125% 03/31/1998
UNITED STATES TREAS NTS                                             7,800,000.000      7,302,289.87      7,648,836.00
DTD 04/15/1993 5.50% 04/15/2000
UNITED STATES TREAS NTS                                             4,500,000.000      4,469,795.64      4,486,635.00
3.875% 08/31/1995
UNITED STATES TREAS NTS                                             4,500,000.000      4,476,796.88      4,474,665.00
SER AC DTD 11/01/1993 3.875%
10/31/1995
UNITED STATES TREAS NTS                                             2,000,000.000      1,998,040.00      1,962,820.00
DTD 11/15/1993 4.375% 11/15/1996
UNITED STATES TREAS NTS                                             8,600,000.000      8,138,421.88      8,452,166.00
DTD 02/15/1994
4.75% 02/15/1997

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 25

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
UNITED STATES TREAS NTS                                             6,025,000.000      5,418,089.41      5,877,206.75
DTD 02/15/1994
5.875% 02/15/2004
UNITED STATES TREAS NTS                                             9,650,000.000      9,281,986.73      9,508,241.50
DTD 02/28/1994 5.500% 02/28/1999
UNITED STATES TREAS NTS                                             7,250,000.000      7,343,804.70      7,476,562.50
DT 08/01/1994 6.875% 07/31/1999
UNITED STATES TREAS NTS                                             6,500,000.000      6,423,320.31      6,864,585.00
SER T DTD 10/31/1994
7.500% 10/31/1999
UNITED STATES TREAS NTS                                             8,600,000.000      8,602,081.91      9,181,876.00
DTD 01/03/1995
7.75% 12/31/1999
UNITED STATES TREAS NTS                                             3,290,000.000      3,314,081.77      3,371,723.60
SER Z DTD 01/31/1995 7.500%
01/31/1997
UNITED STATES TREAS NTS                                            14,710,000.000     14,955,648.23     15,192,635.10
DTD 02/15/1995 7.25% 02/15/1998
UNITED STATES TREAS NTS                                             4,975,000.000      5,349,889.47      5,040,272.00
DTD 05/15/1986 7.375% 05/15/1996
UNITED STATES TREAS NTS                                             2,740,000.000      2,747,278.13      2,775,537.80
DTD 03/31/1995 6.625% 03/31/1997
UNITED STATES TREAS NTS                                             3,700,000.000      3,764,750.00      3,812,147.00
SER K DTD 05/01/1995 6.750%
04/30/2000
UNITED STATES TREAS NTS                                             1,950,000.000      1,995,655.45      1,991,437.50
DTD 05/15/1995
6.500% 05/15/2005

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 26

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
UNITED STATES TREAS NTS                                             3,570,000.000      3,622,082.82      3,607,913.40
DTD 05/31/1995 6.250% 05/31/2000
UNITED STATES TREAS NTS                                             2,400,000.000      2,511,000.00      2,625,000.00
DTD 02/15/1989 8.875% 02/15/1999
UNITED STATES TREAS NTS                                             3,500,000.000      3,533,906.25      3,537,730.00
DTD 02/28/1991 7.500% 02/29/1996
UNOCAL CORP COM                                                        20,700.000        616,582.20        571,837.50
VALUE HEALTH INC                                                        4,100.000        141,318.80        132,225.00
COM
VENTRITEX INC COM                                                      24,020.000        531,007.15        405,337.50
VODAFONE GROUP PLC                                                     51,000.000        971,380.00      1,931,625.00
SPONSORED ADR
WAL MART STORES INC COM                                               221,900.000      5,658,532.03      5,935,825.00
WALDEN RESIDENTIAL PPTYS INC                                            9,200.000        177,100.00        169,050.00
COM
WALL DATA INC                                                          13,700.000        320,759.44        208,925.00
COM
WELLPOINT HEALTH NETWORKS                                              51,000.000      1,374,385.00      1,440,750.00
CL A
WELLS FARGO & CO COM                                                   19,000.000      1,875,883.21      3,424,750.00
WERNER ENTERPRISES INC COM                                             27,300.000        547,776.54        546,000.00
WEST ONE BANCORP                                                       32,900.000        860,576.90      1,098,037.50
COM
WILLAMETTE INDS INC COM                                                35,000.000      1,284,375.00      1,942,500.00

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 27

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
WISCONSIN ENERGY CORP COM                                              40,590.000      1,073,023.04      1,136,520.00
WOLTERS KLUWER N V                                                     10,810.000        562,981.96        953,060.41
SPONSORED ADR
WORLD OMNI                                                            526,560.750        525,820.35        522,279.81
1992-A GRANTOR TR ASSET BKD CTF
CL A 4.750% 01/15/1998
XEROX CORP                                                            700,000.000        695,618.39        695,618.39
DISC NOTE 07/21/1995
SECURITY LIFE OF DENVER                                             5,153,175.210      5,153,175.21      5,153,175.21
#SLD-119
7.73% 01/06/1997
JOHN HANCOCK                                                        3,031,338.060      3,031,338.06      3,031,338.06
GAC# 7694
7.47% 01/04/2000
PARTN IN GROUP ANNUITY CONTRACT                                     5,221,529.380      5,221,529.38      5,221,529.38
#GA-9688 WITH LINCOLN NATL INS
6.700% 07/01/1996
CDC MGMT                                                            7,040,493.540      7,040,493.54      7,040,493.54
7.27% GAC# BR 121-03 11/01/1998
UNITED OF OMAHA LIFE INS                                            2,920,779.430      2,920,779.43      2,920,779.43
GAC# 10903 7.95% 12/03/1997
NY LIFE INS                                                         6,213,573.700      6,213,573.70      6,213,573.70
GA-06885-002 8.020%
ALLSTATE LIFE INS C                                                 4,979,687.880      4,979,687.88      4,979,687.88
5.000% 06/30/1998
ASSETS NOT HELD IN DOMESTIC CUSTODY
ALLSTATE LIFE INS C                                                 5,326,060.400      5,326,060.40      5,326,060.40
6.810% 07/27/1998
ASSETS NOT HELD IN DOMESTIC CUSTODY

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 28

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
CANADA LIFE ASSURANCE C                                            20,154,497.070     20,154,497.07     20,154,497.07
6.750% 06/26/1999
ASSETS NOT HELD IN DOMESTIC CUSTODY
CDC INVT MGMT CORP                                                  4,020,036.800      4,020,036.80      4,020,036.80
6.650% 03/31/1998
ASSETS NOT HELD IN DOMESTIC CUSTODY
CONFEDERATION INS G                                                 5,487,086.390      5,487,086.39      5,487,086.39
9.320% 08/30/1995
CONFEDERATION LIFE                                                  5,258,926.740      5,258,926.74      5,258,926.74
8.530% 02/03/1996
CONFEDERATION LIFE                                                  3,297,757.650      3,297,757.65      3,297,757.65
9.130% 08/13/1995
CONTINENTAL ASSUR                                                   5,661,856.500      5,661,856.50      5,661,856.50
4.840% 10/15/1995
CONTINENTAL ASSURAN                                                 2,848,598.170      2,848,598.17      2,848,598.17
5.280% 07/17/1995
CONTINENTAL GIC G                                                   3,706,685.110      3,706,685.11      3,706,685.11
6.160% 09/19/1996
CONTINENTAL GIC #QA                                                22,082,917.700     22,082,917.70     22,082,917.70
5.370% 04/15/1998
HARTFORD LIFE INS C                                                 3,732,209.600      3,732,209.60      3,732,209.60
5.060% 03/31/1997
METROPOLITAN LIFE                                                  16,237,868.600     16,237,868.60     16,237,868.60
6.990% 04/30/1997
NEW YORK LIFE INS C                                                 3,050,940.770      3,050,940.77      3,050,940.77
4.660% 12/20/1996
NEW YORK LIFE INS                                                   4,150,887.670      4,150,887.67      4,150,887.67
6.85% 11/01/1995

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 29

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                                   DESCRIPTION OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST            COST          MARKET VALUE
-----------------------------------------------------------------  --------------    --------------    --------------
PEOPLE SEC LF INS                                                   1,026,030.800      1,026,030.80      1,026,030.80
8.130% 02/01/1996
PEOPLE SECURITY L I                                                 1,035,768.080      1,035,768.08      1,035,768.08
6.240% 12/21/1995
GIC# BDA00238FR
PROVIDENT NATL                                                      2,420,635.960      2,420,635.96      2,420,635.96
#027 8.700% 01/15/1996
PRUDENTIAL INS AMER                                                10,880,923.700     10,880,923.70     10,880,923.70
8.050% 07/01/1996
TRANS OCCIDENTIAL                                                   2,039,294.230      2,039,294.23      2,039,294.23
8.650% 12/31/1997
UNITED OF OMAHA LIFE                                                2,036,295.890      2,036,295.89      2,036,295.89
4.800% 01/15/1997
CDC INVESTMENT CORP                                                 8,045,528.120      8,045,528.12      8,045,528.12
6.91% 10/31/1998
PEOPLES SEC LIFE                                                   13,259,309.400     13,259,309.40     13,259,309.40
GA# BDA 00430FR 6.74% 07/01/1997
CDC INVESTMENT MGMT CORP                                            2,990,979.480      2,990,979.48      2,990,979.48
# 121-04 7.47% 06/15/1999
ALLSTATE LIFE INS                                                   6,244,430.100      6,244,430.10      6,224,430.10
GAC# 5699 8.29%
ALLSTATE LIFE GAC# 5759                                             4,063,163.640      4,063,163.64      4,063,163.64
7.41% 12/01/1998
PEOPLES SECURITY LIFE                                               5,072,577.100      5,072,577.10      5,072,577.10
#BDA-00499FR 7.09% 02/09/1998
SECURITY LIFE OF DENVER                                             4,955,930.660      4,955,930.66      4,955,930.66
FA -0370 6.91% 02/28/1997

                                  SCHEDULE II
                                  -----------

BANKERS TRUST COMPANY       ITEM 27A -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING           ASSETS HELD FOR
                              INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                 JUNE 30, 1995           09/12/95 E25A OBDARL PAGE 30

ACCOUNT 124079 -- COMBINED     HARRIS CORPORATION

                                                              DESCRIPTION OF
       IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY             INTEREST             COST             MARKET VALUE
------------------------------------------------------------  --------------    -----------------    -----------------
METROPOLITAN LIFE INS COP                                     10,055,243.670        10,055,243.67        10,055,243.67
  GAC# 14095 7.18% 05/04/2000
     ACCOUNT TOTAL                                                               1,296,372,861.46     1,462,675,966.03
          CASH                                                                         225,673.97           225,673.97
                                                                                -----------------    -----------------
                                                                                 1,296,598,535.43     1,462.901,640.00
                                                                                  ===============      ===============
BALANCE PER FINANCIAL STATEMENTS:
     INVESTMENTS                                                                                      1,408,214,041.00
     CASH & CASH EQUIVALENTS                                                                             54,687,599.00
                                                                                                     -----------------
                                                                                                      1,462,901,640.00
                                                                                                       ===============

                                  SCHEDULE III
                                  ------------

BANKERS TRUST COMPANY       ITEM 27A PART 2 -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING               ASSETS HELD FOR
                                  INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                            FROM 07/01/1994 TO 06/30/1995    09/13/95                    PAGE 1

ACCOUNT 124079 -- COMBINED         HARRIS CORPORATION
                                    RETIREMENT PLAN
                                    COMBINED REPORT

                                                                     DESCRIPTION OF       COST OF        PROCEEDS OF
           IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY                INTEREST       ACQUISITIONS     DISPOSITIONS
-------------------------------------------------------------------  --------------    -------------    -------------
EXEL LIMITED COM                                                         11,090.000       437,126.83
ORD SHARE                                                                 6,960.000                        360,672.05
INTERNATIONAL PAPER                                                     185,000.000       203,696.10
5.750% 09/23/2002                                                       385,000.000                        426,462.50
ISIN #GB0044573672
TBC INC POOLED EMPLOYEE FUNDS                                        45,601,382.000    45,601,382.00
DAILY LIQUIDITY FUND                                                 76,295,217.000                     76,295,217.00
HARRIS RETIREMENT PLAN LOAN                                          17,724,276.770    17,724,276.77
                                                                     17,091,921.950                     17,091,921.95
BANK OF AMERICA SHORT TERM                                           34,710,878.030    34,710,878.03
                                                                     45,958,242.480                     45,958,242.48
BRITISH SKY BROADCASTING GROUP                                           26,800.000       688,189.50
SPONSORED ADR                                                             8,600.000                        217,596.72
DANKA BUSINESS SYS PLC                                                    8,400.000       207.890.20
SPONSORED ADR                                                            25,400.000                        519,846.00
ERICSSON L M TEL CO                                                       6,500.000       421,825.25
ADR CL B SEK 10                                                           1,800.000                        130,194.00
GRUPO TRIBASA SA                                                         11,200.000       380,314.50
DE CV SPONSORED ADR                                                      11,200.000                        282,002.76
NORDISKA INVESTERINGSBANKEN                                           3,000,000.000     3,118,320.00
DEB 9.625% 09/01/2000                                                 3,000,000.000                      3,043,950.00
PHARMACIA AB                                                              4,930.000        75,622.50
SPONSORED ADR REPSTG SER A SHS                                           29,270.000                        464,279.33
TELEFONOS DE MEXICO                                                       7,790.000       396,423.79
SPONSORED REPSTG SH ORD L                                                48,890.000                      2,622,647.20

                                  SCHEDULE III
                                  ------------

BANKERS TRUST COMPANY       ITEM 27A PART 2 -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING               ASSETS HELD FOR
                                  INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                            FROM 07/01/1994 TO 06/30/1995    09/13/95                    PAGE 2

ACCOUNT 124079 -- COMBINED         HARRIS CORPORATION
                                    RETIREMENT PLAN
                                        COMBINED

                                                                   DESCRIPTION OF       COST OF         PROCEEDS OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST        ACQUISITIONS      DISPOSITIONS
-----------------------------------------------------------------  --------------    --------------    --------------
JOHN HANCOCK                                                        3,085,105.210      3,085,105.21
GAC# 7694                                                              53,767.150                           53,767.15
7.47% 01/04/2000
CDC MGMT                                                            7,295,360.250      7,295,360.25
7.27% GAC# BR 121-03 11/01/1998                                       254,866.710                          254,866.71
ALLSATE LIFE INS C                                                    229,019.480        229,019.48        250,000.00
5.000% 06/30/1998                                                     250,000.000
ASSETS NOT HELD IN DOMESTIC CUSTODY
CANADA LIFE ASSURANCE C                                             1,231,822.120      1,231,822.12      1,159,816.00
6.750% 06/26/1999                                                   1,159,816.000
ASSETS NOT HELD IN DOMESTIC CUSTODY
CDC INVT MGMT CORP                                                    238,771.060        238,771.06        245,157.98
6.650% 03/31/1998                                                     245,157,980
ASSETS NOT HELD IN DOMESTIC CUSTODY
HARTFORD LIFE INS C                                                   186,021.100        186,021.10      4,249,271.15
6.82% 03/20/1995                                                    4,249,271.150
HARTFORD LIFE INS G                                                   149,752.760        149,752.76      5,158,613.88
6.750% 12/19/1994                                                   5,158,613.880
LIFE INS CO VIR CT                                                    144,587.310        144,587.31      5,450,931.17
8.83% 01/01/2050                                                    5,450,931.170
METROPOLITAN LIFE                                                   1,418,076.350      1,418,076.35      8,072,477.91
6.990% 04/30/1997                                                   8,072,477.910
NEW YORK LIFE INS C                                                   128,309.550        128,309.55        139,800.00
4.660% 12/20/1996                                                     139,800.000
NEW YORK LIFE INS                                                     251,479.460        251,479.46        274,000.00
6.85% 11/01/1995                                                      274,000.000

                                  SCHEDULE III
                                  ------------

BANKERS TRUST COMPANY       ITEM 27A PART 2 -- SCHEDULE OF      GLOBAL ASSETS -- PE
     PARALLEL TESTING               ASSETS HELD FOR
                                  INVESTMENT PURPOSES        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                            FROM 07/01/1994 TO 06/30/1995    09/13/95                    PAGE 3

ACCOUNT 124079 -- COMBINED         HARRIS CORPORATION
                                    RETIREMENT PLAN
                                        COMBINED

                                                                   DESCRIPTION OF       COST OF         PROCEEDS OF
          IDENTITY OF ISSUE, BORROWER, OR SIMILAR PARTY               INTEREST        ACQUISITIONS      DISPOSITIONS
-----------------------------------------------------------------  --------------    --------------    --------------
PEOPLE SEC LF INS                                                     123,343.440        123,343.44      1,162,600.00
8.130% 02/01/1996                                                   1,162,600.000
PEOPLE SECURITY L I                                                   115,506.360        115,506.36      1,164,800.00
6.240% 12/21/1995                                                   1,164,800.000
GIC# BDA00238FR
PROVIDENT NATL                                                        283,012.190        283,012.19      2,329,487.97
#027 8.700% 01/15/1996                                              2,329,487.970
PROVIDENT NATL                                                        304,908.260        304,908.26      7,059,574.02
9.000% 01/03/1995                                                   7,059,574.020
PRUDENTIAL INS AMER                                                 1,293,671.130      1,293,671.13     16,148,704.95
8.050% 07/01/1996                                                  16,148,704.950
STATE MUTUAL LIFE                                                      17,872.240         17,872.24      2,567,255.31
5.830% 08/15/1994                                                   2,567,255.310
STATE MUTUAL LIFE IX                                                  270,032.580        270,032.58      5,405,798.35
8.070% 02/27/1995                                                   5,405,798.350
TRANS OCCIDENTIAL                                                     190,458.690        190,458.69        945,116.06
8.650% 12/31/1997                                                     945,116.060
UNITED OF OMAHA LIFE                                                   88,147.470         88,147.47         96,037.87
4.800% 01/15/1997                                                      96,037.870
UNITED OMAHA                                                           60,082.170         60,082.17      1,627,500.00
8.500% 12/19/1994                                                   1,627,500.000
CDC INVESTMENT CORP                                                 8,435,313.120      8,435,313.12        389,785.00
6.91% 10/31/1998                                                      389,785.000
CDC INVESTMENT MGMT CORP                                            3,042,336.640      3,042,336.64         51,357.16
# 121-04 7.47% 06/15/1999                                              51,357.160

                                       SCHEDULE V
                                       ----------

BANKERS TRUST COMPANY           ITEM 27D PART 2 -- SCHEDULE OF         GLOBAL ASSETS -- PE
     PARALLEL TESTING              REPORTABLE TRANSACTIONS
                               CUMULATIVE TRANSACTIONS BY ISSUE        PREPARED ON ACCRUAL BASIS (TRADE-DATED)
                                FROM 07/01/1994 TO 06/30/1995          09/13/95                    PAGE 1


ACCOUNT 124079 -- COMBINED            HARRIS CORPORATION
                                       RETIREMENT PLAN
                                       COMBINED REPORT
                                         MARKET VALUE
                                06/30/1994  $1,283,858,960.52

                                                         DISPOSED                             ACQUIRED
                                          ---------------------------------------    ---------------------------
          SECURITY DESCRIPTION            SALES      PROCEEDS       GAIN OR LOSS-    PURCHASES         COST
----------------------------------------  -----   --------------    -------------    ---------    --------------
BT PYRAMID DIRECTED ACCOUNT CASH FUND      706    596,081,691.88         0.00          1,129      643,552,345.80
TBC INC POOLED EMPLOYEE FUNDS               55     76,295,217.00         0.00             93       45,601,382.00
DAILY LIQUIDITY FUND
BANK OF AMERICA SHORT TERM                  21     45,958,242.48         0.00             26       34,710,878.03

                                   SIGNATURES

     The Plans. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plans) have duly caused this annual report to be signed on their behalf by the undersigned hereunto duly authorized.


                                            Harris Corporation Retirement Plan



                                            /s/ Keith M. Davis
                                            ------------------------------------
                                            Keith M. Davis
                                            Plan Administrator

                                            Harris Corporation Union Retirement
                                            Plan


                                            /s/ Keith M. Davis
                                            ------------------------------------
                                            Keith M. Davis
                                            Plan Administrator

Date: December 22, 1995